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                               CODE OF REGULATIONS
                                       OF
                        GASEL TRANSPORTATION LINES, INC.
                       ARTICLE 1. MEETINGS OF SHAREHOLDERS

         SECTION 1. ANNUAL MEETING. An Annual Meeting of the shareholders for the election of directors, the consideration of the reports to be laid before such meeting and the transaction of such other business as may come before the meeting, shall be held in the month of April of each year on such day and at such hour as determined by the Board of Directors. When the Annual Meeting is not held or directors are not elected thereat, they may be elected at a Special Meeting called and held for that purpose.

         SECTION 2. SPECIAL MEETINGS. A Special Meeting of the shareholders may be called by the President, or a Vice President, or by a majority of the members of the Board of Directors acting with or without a meeting, or by the persons who hold 25% of all outstanding shares entitled to vote thereat. Upon the request in writing delivered to the President or Secretary by any persons entitled to call a meeting of Shareholders, it shall be the duty of the President or Secretary to give notice to Shareholders and if such request be refused, then the persons making such request may call a meeting by giving notice in the manner provided herein.

         SECTION 3. PLACE OF MEETING. The meetings of Shareholders shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting. If no designation is made, the place of meeting shall be the principal office of the Corporation in the State of Ohio.

         SECTION 4. NOTICE OF MEETINGS. Written or printed notice stating the place, date and hour of the meeting shall be delivered not less than seven nor more than forty days before the date of the meeting, either personally

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or by mail, by or at the direction of the President or the Secretary or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be delivered or deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. In the event of the transfer of shares after notice has been given and prior to the holding of the meeting, it shall not be necessary to serve notice upon the transferee. If any meeting is adjourned to another time or place, no further notice as to such adjourned meeting need be given, other than by announcement at the meeting at which such adjournment is taken.

         SECTION 5. QUORUM. The shareholders present in person or by proxy at any meeting for the election of directors shall constitute a quorum for that purpose. To constitute a quorum at any meeting of shareholders for any other purpose, there shall be present, in person or by proxy, the holders of shares entitling them to exercise a majority of the voting power. Less than such majority may adjourn the meeting of shareholders from time to time and at any such adjourned meeting any business may be transacted as if the meeting had been held as originally called.

         SECTION 6. CLOSING OF TRANSFER BOOKS. The Share Transfer Books of the corporation may be closed by order of the Board of Directors for a period not exceeding ten days prior to any meeting of shareholders and for a period not exceeding ten days prior to the payment of any dividend.

         SECTION 7. PROXY. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy appointed by an instrument in writing subscribed by such shareholder or by his duly

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authorized attorney and submitted to the Secretary at or before such meeting.

                       ARTICLE II. BOARD OF DIRECTORS

         SECTION 1. NUMBER AND TENURE. The number of directors of the corporation shall be determined from time to time by the shareholders entitled to vote but shall not be less than three, provided that where all shares are owned of record by one or two shareholders, the number of directors may be less than three but not less than the number of shareholders. The election of directors shall be held at the Annual Meeting of the shareholders or at a Special Meeting called for that purpose. No director need be a shareholder. Each director shall hold office until the next Annual Meeting of shareholders following his election and until his successor shall have been elected and qualified.

         SECTION 2. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held immediately after and at the same place as the First Meeting of Shareholders. The Board of Directors may provide, by resolution, the time and place within or without the State of Ohio for the holding of additional regular meetings without other notice than such resolution.

         SECTION 3. SPECIAL MEETINGS. Special Meetings of the Board of Directors may be called by or at the request of the President or any two directors. The person or persons authorized to call the special meeting may fix the place within or without the State of Ohio for holding any special meeting of the Board of Directors called by them.

         SECTION 4. NOTICE. Notice of any Special Meeting shall be given at least three days before the meeting by oral, telegraphic or written notice. If mailed, such notice shall be deemed to be delivered when deposited in The United States mail addressed to the Director at his residence or business

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address, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any director may waive notice of any meeting by written statement signed before or after the holding of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting except where a director attends for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

         SECTION 5. QUORUM. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business.

         SECTION 6. AUTHORITY. All the capacity of the Corporation shall be vested in and all its powers and authority, except as otherwise provided by law, shall be exercised by the Board of Directors which shall manage and conduct the business of the Corporation.

         SECTION 7. MANNER OF ACTING. The act of the majority of the directors present at a meeting, at which a quorum is present, shall be the act of the Board of Directors. Any action which may be taken at a meeting of the board of Directors, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed severally or collectively by all of the directors entitled to vote with respect to the subject matter thereof.

         SECTION 8. VACANCY. Any vacancy in the Board of Directors shall be filled by a majority vote of the remaining directors, even though less than a quorum. A director elected to fill a vacancy shall be a director until his successor is elected by the shareholders who may make such election at the next Annual Meeting of Shareholders or at any special meeting prior thereto.

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         SECTION 9. COMPENSATION. By resolution of the Board of Directors, the directors may be paid their expenses of attendance at meetings of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

         SECTION 10. COMMITTEES. The Board of Directors may, from time to time, appoint certain members to act in the intervals between meetings of the Board of Directors as a committee and may delegate to such committee, powers and/or duties to be exercised and performed under the control and direction of the Board of Directors. In particular, the Board of Directors may create from its membership and define the powers and duties of an Executive Committee of not less than three members. During the intervals between the meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, shall possess and may exercise under the control and direction of the Board of Directors, all of the powers of the Corporation. All action taken by the executive Committee shall be reported to the Board of Directors at its first meeting thereafter and shall be subject to revision or rescission by the Board of Directors provided, however, that rights of third parties shall not be adversely affected by any such action of the Board of Directors. In every case, the affirmative vote of the majority or consent of all the members of the Executive Committee shall be necessary for the approval of any action, but action may be taken by the Executive Committee without a formal meeting. The Executive Committee shall meet at the call of any members thereof and shall keep a written record of all actions taken by it.

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         SECTION II. INDEMNIFICATION. Each director (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses, judgments, decrees, fines or penalties to the extent allowed by Section 1701.13 of the Revised Code.

         SECTION 12. BYLAWS. The Board of Directors shall have power and authority to make such Bylaws, not inconsistent with the Articles, Code of Regulations or the Laws of Ohio, as the Board shall deem proper or desirable.

                            ARTICLE III. OFFICERS.

         SECTION 1. ELECTION. The Board of Directors shall elect a President, a Treasurer, a Secretary and such Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers, agents and employees, as the Board may deem proper. Such officers shall be elected annually by the Board of Directors at the first meeting of the Board following the Annual Meeting of Shareholders. If the election of officers shall not be held at such meetings, such election shall be held as soon thereafter as conveniently possible. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death, resignation or removal. The President must be a director of the Corporation.

         SECTION 2. REMOVAL. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in the judgment of the Board the best interest of the Corporation would be served thereby.

         SECTION 3. VACANCY. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired term.

         SECTION 4. POWERS AND DUTIES OF OFFICERS. The chief executive officer of the Corporation shall be the President. Subject to the

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foregoing, the officers of the Corporation shall each have such powers and perform such duties as generally pertain to the respective offices and such further powers and duties as may be conferred from time to time by the Board of Directors.

         SECTION 5. SALARIES. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

                       ARTICLE IV. CERTIFICATES FOR SHARES

         SECTION 1. CERTIFICATES. Every shareholder in the Corporation shall be entitled to have a certificate of shares signed in the name of the Corporation by the President and Secretary, certifying the number and class of shares represented by such certificate and such recitals as may be required by law. The Board of Directors may, by resolution, provide that any Vice President may sign such certificate instead of the President and that an Assistant Secretary, Treasurer or Assistant Treasurer, if any, may sign instead of the Secretary. Certificates of shares in all other respects shall be in such form as shall be determined by the Board of Directors and shall be consecutively numbered or otherwise identified. The names and addresses of the persons to whom the stock is issued with the number of shares and date of issue shall be entered on the Stock Transfer Books of the Corporation.

         SECTION 2. TRANSFER OF SHARES. The shares may be transferred on the proper books of the Corporation by the holder of record thereof, or by his attorney legally constituted, or his legal representative, by surrender of the certificate therefor for cancellation and a written assignment of the shares evidenced thereby. The Board of Directors may, from time to time,

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appoint such transfer agents or registrars of shares as it may deem advisable and may define their powers and duties.

         SECTION 3. (Deleted 10/16/94)

         SECTION 4. SUBSTITUTED CERTIFICATES. In case a certificate of shares is lost, stolen or destroyed, a new certificate may be issued therefor upon


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such terms and indemnity to the Corporation as the Board of Directors may prescribe. The Board of Directors may, in its discretion, refuse to issue such new certificate save upon the order of a Court having jurisdiction in such matters pursuant to the statutes made and provided.

                              ARTICLE V. SEAL

         The Board of Directors may provide for a corporate seal which shall be circular in form and contain such legend as the Board of Directors shall determine, consistent with the laws of Ohio. In the absence of such provision by the Board of Directors, the Corporation shall not have a seal.

                           ARTICLE VI. AMENDMENTS

         These Regulations may be adopted and changed by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, or without a meeting by the written consent of the holders of record of shares entitling them to exercise two-thirds of the voting power on such proposal.